Exhibit 99.1
For Immediate Release
Corel Hires Former Broderbund President to Lead Global Products Division
OTTAWA, Canada — March 24, 2009 — Corel Corporation (NASDAQ:CREL; TSX:CRE) today announced that Joe Roberts, formerly President of Broderbund software, has been hired as the Company’s Interim Executive Vice President, Products.
An established industry executive with over fifteen years of experience in consumer-oriented software, Roberts was President of Broderbund software prior to it being sold to Riverdeep. At Riverdeep, Roberts served as President, Worldwide Products and Marketing where he was responsible for growing revenue to over $270 million by extending the business into alternative media. After leaving Riverdeep, Roberts served as President of Cosmi Corporation, a leading publisher and distributor of physical and digital PC software solutions. At Cosmi, he played a key role in expanding the company through OEM and e-commerce distribution channels. Most recently Roberts has provided strategic consulting services to a variety of software companies as President of J.D. Roberts Group.
In his new role at Corel, Roberts will lead the Company’s global product management, product development, and product marketing efforts for the Graphics, Productivity and Digital Media businesses, overseeing products such as CorelDRAW® Graphics Suite, Corel® Painter™, Corel® Paint Shop Pro® Photo, VideoStudio®, WinDVD®, and Corel® WordPerfect® Office.
“Joe Roberts is an exciting addition to the Corel team,” said Kris Hagerman, Interim CEO of Corel. “His experience in leading global software businesses and his strong track record of designing and delivering innovative, high-quality consumer products will be a great fit for Corel as we look to grow and expand our business.”
The Company also announced today that Jeff Hastings, President and General Manager, Digital Media has resigned and will be leaving the Company effective March 27, 2009 to pursue other opportunities. Hastings will continue to be involved with Corel in the coming months, working with Vector Capital, Corel’s majority shareholder, to identify potential acquisition and partnership opportunities for Corel in the digital media space.
“We thank Jeff for the significant contributions he has made to Corel in developing and executing on our strategy to expand into the digital media market,” added Hagerman. “We appreciate his efforts and wish him well in the future.”
For more information on Joe Roberts, please visit www.corel.com/executivebios
For more information on Corel, please visit www.corel.com or the Company’s Investor Relations website at investor.corel.com.

About Corel
Corel is one of the world’s top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years, we’ve built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.
Our award-winning product portfolio includes some of the world’s most widely recognized and popular software brands, including CorelDRAW® Graphics Suite, Corel® Painter™, Corel DESIGNER® Technical Suite, Corel® Paint Shop Pro® Photo, VideoStudio®, WinDVD®, Corel® WordPerfect® Office and WinZip®. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.
© 2009 Corel Corporation. All rights reserved. Corel, CorelDRAW, Corel DESIGNER, Painter, Paint Shop Pro, VideoStudio, WinDVD, WinZip, WordPerfect, and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product names and any registered and unregistered trademarks mentioned are used for identification purposes only and remain the exclusive property of their respective owners.
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Press Contact:
Catherine Hughes
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catherine.hughes@corel.com
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Doug McCollam
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